Exhibit 15

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-23919, 333-68533, 333-133600 and 333-139925) and the Registration Statement on Form F-3 (No. 333-65747) of our report, dated October 27, 2008, with respect to the consolidated financial statements and schedule of ILOG S.A. and our report, dated October 27, 2008, with respect to the internal control over financial reporting of ILOG S.A. included in its Annual Report on Form 20-F for the year ended June 30, 2008 filed with the Securities and Exchange Commission.

October 29, 2008

Paris-La Défense, France

Ernst & Young Audit

Represented by Gilles Cohen